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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Shareholders of King Pharmaceuticals, Inc.

We consent to the inclusion in this pre-effective amendment No. 1 to the registration statement on Form S-1 (Registration No. 333-38753) of our report dated October 22, 1997, except for Note 17, which is dated November 3, 1997 and October 22, 1997 on our audits of the consolidated financial statements of King Pharmaceuticals, Inc. and the statement of Gross Profit for the Cortisporin Product Line, respectively. We also consent to the reference of our firm under the captions "Experts" and "Selected Consolidated Financial Data."

Coopers & Lybrand L.L.P.
Greensboro, North Carolina
November 4, 1997


   Coopers & Lybrand L.L.P. is a member of Coopers & Lybrand International, a limited liability association incorporated in Switzerland.